EXHIBIT (J)

                         CONSENT OF INDEPENDENT AUDITORS

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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the use of our report dated October 21, 1999 on the financial statements and the financial highlights of Merriman Investment Trust (comprised of Merriman Flexible Bond Fund, Merriman Growth & Income Fund, Merriman Capital Appreciation Fund, Merriman Asset Allocation Fund, and Merriman Leveraged Growth Fund). Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment to the Registra-tion Statement on Form N-1A of Merriman Investment Trust. We also consent to the references to our Firm in the Registration Statement and Prospectus.

                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January 27, 2000